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VanEck Merk Gold Trust

John Taylor Interview

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Transcript of interview John Taylor with Axel Merk

Jay Taylor:

Welcome back to Turning Hard Times to Good Times. I'm your host, Jay Taylor, and I'm really pleased to have with me once again Axel Merk. Axel is the president and chief investment officer of Merk Investments, manager of Merk Funds, founder of the firm bearing his name. Uh, he is, uh, an expert on macrotrends, uh, and, uh, certainly the gold markets, the precious metals markets, um... And, uh, today we want to talk to Axel, though, about a... an ETF that he, uh, was instrumental in starting. It's now called the VanEck Merk Gold Trust ETF. And what's unique about it is you can actually take, uh, delivery of, uh, of gold buillon if you so desire to do. So, uh, thank you for joining me today, Axel.

Axel Merk:

Great to be with you.

Jay Taylor:

Really good to have you again. I do want to focus today... We're, uh, we're, uh, scheduling you for next week to come back and talk more about the markets, about the economy, and things that you are very well known for. But today I would like to ask you... would like to... You know, we want to focus on OUNZ, O-U-N-Z, the ETF that you can buy on the New York Stock Exchange. But before we get to that, just give us a quick view of your, uh, of gold, what your thoughts are about gold. I can tell you as, uh, as a veteran in this sector, I can't think of many times that have been... that I've been more bullish. Uh, tell me... Tell me that I'm wrong.

Axel Merk:

(laughs) Well, uh, we can talk for hours about it, I suppose. I mean, gold ultimately, some people call it the brick that doesn't pay any interest.

Jay Taylor:

Yeah.

Axel Merk:

And that's one way of looking at it. Um, the gold does well when you don't get compensated for holding fee at currency. And so if real interest rates are high, uh, when Volcker pushed up real rates to the stratosphere, then you don't want to hold gold. But when real interest rates are very low, then it might be attractive, right? Real interest rates is, is normal rates minus the rate of inflation, so if you think that rates will stay low but there's a danger of inflation coming, then gold is something that people want, and we, we're going to talk about our ETF.

Axel Merk:

We see whenever the price of gold dips, uh, buying increases, not just in our ETF, other ETFs as well, because a lot of people think that there might be inflation at the end of this, and I think we'll expand next week as to why w-... why I happen to agree that that risk is there. And, ultimately, the risk matters more than the actual fact because you buy something in anticipation of something, right? And so I do think that risk is out there, and that's why there's a reason why people may, may want to consider holding gold.

Jay Taylor:

Yeah, well, certainly if you measure the dollar in terms of gold, uh, the dollar has retained its purchasing power. I mean, the ri-... Gold has retained its purchasing power much better than the dollar. I guess you could argue that there has been inflation, and, in fact, I don't know if you know the work of John Williams or not, but John Williams does a different, uh, sort of... He, he accounts using our-... Or he accounts inflation the way it was counted... the same was accounted for before, uh, John W-... before, uh, President Reagan. Uh, and he... You know, he's looking at, at rates that... Actually, his, his inflation accounting is right lock in step with the... with the price of gold, so I think that's very interesting. So it seems like we've had an awful lot of inflation already, Axel, um, whether the government recognizes it or not, but, uh... But, anyway, I guess-

Axel Merk:

Just, just on that-

Jay Taylor:

... what you're saying is-

Axel Merk:

Just on that... Just on that very briefly. The, the inflation numbers released today show that this number is just completely bogus. Inflation is supposed to represent an average consumption basket, and, of course, nobody's average. But nobody was driving a car last month, and so factoring in the plunge in gasoline prices into our inflation just-

Jay Taylor:

Yeah.

Axel Merk:

And, and obviously, it's done for data consistency, but it's not consumer price inflammation what, what was published today.

Jay Taylor:

Oh, for sure. It was down eight tenths of a percent month over month, I believe, right? Somethin' like that?

Axel Merk:

Yeah, Yeah.

Jay Taylor:

Yeah.

Axel Merk:

[inaudible 00:03:51]

Jay Taylor:

Crazy. All right. Well, well, next week when we have you back, we can talk more turkey about the, the economy and why things are the way they are, uh, and so forth. But let's talk about OUNZ. It trades on the New York Stock Exchange, OUNZ. Um, so I guess I can go in there and buy OUNZ, which I've done already, and then hold it as long as I want. And then when I desire to, I can take delivery of the gold that's behind that OUNZ, b- behind those shares?

Axel Merk:

Uh, Uh, e- exactly. You can request delivery anytime, any business day. And unlike what others might claim in the products, in our products, it works and we do it. Uh, we are delivering some gold, um, this month, this day. Uh, we've done, I think, three in the last couple of weeks of these deliveries. Um, we encourage them, and, uh, and just in the context of what we have right now, as most of your listeners are aware, coins are very difficult to get. And, uh, we hold London bars, but you can do a... an exchange into coins.

Axel Merk:

Obviously, you have pay the premium, but... and we can go into that, but if you know that you want to buy, uh, coin, but it's not available, you can pretty much lock in the price by buying OUNZ now if you want to and then take delivery when the production, um, shortages are, are over, right? And then hopefully there's a lower premium, and we comp down dealer price there will be in the future, but we try to adjust the premium downward, um, as, as this comes out, as, as the production ramps up. And so you could lock in the price now, and then later when the premium is lower, take delivery of the coin.

Jay Taylor:

Okay, so you've noticed a higher premium of, of recent days? Because that would... that would coincide with rumors about shortages. Uh, I, I... Silver, too, I've noticed has been-

Axel Merk:

Well, the mints are closed. The mints are closed.

Jay Taylor:

Yeah. Oh, okay.

Axel Merk:

What do you expect, right?

Jay Taylor:

Yeah.

Axel Merk:

Demand is up, and the mints are closed. And, uh-

Jay Taylor:

Yeah.

Axel Merk:

And we actually... We recently delivered 100 buffaloes when very few dealers had any of them. That's because... We, we also have... If... The... Again, we do have the London bars. Anybody can request them, but if... Uh, we, we work with what we call a "dealer's dealer," who supplies many of the dealers with coins, so they tend to have inventory much longer than anybody else. And so we, we were able to get, um, 100 buffaloes out to somebody within a few days. And, uh, they're obviously happy. Premium was high, but, uh, we, we, don't... By the way, delivery thus far is not a profit center, so we try to pass along the cost that, that we have in, in facilitating that. Um, and, and so, yes, it's a... it's a possibility, yes.

Jay Taylor:

Uh, uh, so London bars. How, how many ounces are in a London bar? It's a big...

Axel Merk:

Well the-

Jay Taylor:

It's a big purchase.

Axel Merk:

(laughs) Yes. No, most, most people don't want the London bars-

Jay Taylor:

Yeah.

Axel Merk:

... because they are variable in weight, they're variable in purity. You've got to keep them in the... in the circle of integrity to, uh... in order to have them not re-assayed. The, the reason why London bars are pr- ... Uh, well, let's take a step back. The price of gold is the price of a London bar in London. That's the reference price. Everything else-

Jay Taylor:

Uh-huh (affirmative).

Axel Merk:

... is priced around that, and that's why you talk about the premium, but the, the, the reference point is that London bar in London. That's the institutional trading unit, pretty much, that, that we're trading. But, yeah, it's, uh, it's approximately 400 ounces, which is more than most people want to take delivery of.

Jay Taylor:

Yeah. Yeah. I, I think so. Uh, all right. So, I, I... If I... If, uh... Do you then... Let's say that I own just say 1,000 shares or, or... Is there is a minimum? I mean, do I need to own... What is the... What is the minimum? I mean, does it make any sense to, to order a small... uh, to say... just ask for a small number of ounces, or, or is there some minimum, I mean, in order to, to take delivery?

Axel Merk:

W- our minimum is one ounce of gold, but-

Jay Taylor:

Wow.

Axel Merk:

... it is not, uh, competitive, so to speak, to take-

Jay Taylor:

Yeah. Sure.

Axel Merk:

... take delivery of one ounce because we have... we have to pay the... for the retirement of the shares. We have to procure the gold and send it, and so it's much easier to go to a local coin dealer if indeed you want to have one coin. The, the-

Jay Taylor:

Right.

Axel Merk:

What we're really addressing here is, um, if you buy a significant chunk of, of gold, and obviously that's in the eye of the beholder, what's significant is, um, you got to store it somewhere somehow, right?

Jay Taylor:

Mm-hmm (affirmative).

Axel Merk:

And, and so we provide an option to provide that, and then one of the things people are not aware of is the mere fact of taking delivery is not a taxable event because you're taking delivery of what you already own. You own the underlying gold, and so you're taking delivery of it, and, and changing it into the coins that we offer, the IRS considers an equivalent. And, by all means, there's no tax advice, and consult with a CPA, and, and, and-

Jay Taylor:

Sure.

Axel Merk:

... open a prospectus, but that in itself is not a taxable event. And so let's assume that the, the price of gold appreciates, um, you can then request delivery, and you get the coin delivered. And, obviously, if you sell the coin one day, you should pay taxes based on your individual cost basis, but the taking of the delivery of the... of the gold is not a taxable event, and so that's another reason why this is a very efficient way of, um, of, of storing your gold.

Jay Taylor:

How 'bout an IRA? Could you buy... Can you... Can you do... Can you take delivery through an IRA, and then how does the IRS track that, I wonder?

Axel Merk:

Yes. So if you take delivery, um... And, first of all, yes, you can hold OUNZ in an IRA account.

Jay Taylor:

Mm-hmm (affirmative). Sure.

Axel Merk:

If you take delivery, the brokers treat it as a distribution. Um, we don't treat it as such, but the brokers do, so technically you could send it to a qualified IRA custodian. We haven't found a broker yet that is capable of doing it; we can do it, but we, we the brokers can’t facilitate that, so they consider a, a distribution, and so, so yes. If, if you're young, then, then obviously that, uh, would be... that would be a taxable event to that extent.

Jay Taylor:

Mm-hmm (affirmative). Okay. Um, all right. So let's say that... Just walk us through it, then. Um, what do we have to do to take delivery? What... We have to fill out a form? Or what, what... How do we do it?

Axel Merk:

Yes. And, and, so, so we... Uh, you come to our website, merkgold.com, and there's a calculator. You punch in the numbers of shares you have, it tells you have much gold you got.

Jay Taylor:

Mm-hmm (affirmative).

Axel Merk:

And then it asks you a few questions. Um, and, uh, where, where you have your account and where do you want your gold delivered to. And, uh, w- w- we check that everything looks fine. Every gold delivery is a little bit different. And, uh, there's a fee. You have to transfer the fee. We "preapprove" it, and then you have to tell your broker, um, "Here. Please submit the shares, and, uh, please, um, here's the pre-approved application." And the, the, the, the important thing about our process, which is a very different process... There's one other fellow that... Well, the ETF that claims to have delivery, we don't... we don't need your driver's license.

Jay Taylor:

Mm-hmm (affirmative).

Axel Merk:

We don't need to get your utility bill or a blood sample.

Jay Taylor:

Mm-hmm (affirmative).

Axel Merk:

We are just an agent. We rely on the fact that you have a relationship with your broker.

Jay Taylor:

Mm-hmm (affirmative).

Axel Merk:

You're telling your broker to send the shares. We just check that the number of shares are correct. We check, um, that obviously there's a gold request you have and can be delivered and so forth. We check that all those things line up, but, um... And then, yes, we do a fraud check, but, uh, we actually are not even required to do one, but we do a fraud check. But we do not have to do a, a, a, a full analysis-

Jay Taylor:

Mm-hmm (affirmative).

Axel Merk:

... of where you got your, your shares in the first place.

Jay Taylor:

Mm-hmm (affirmative).

Axel Merk:

Um, and so that's a huge difference. We, we, through that, have a scalable process that even in times of panic, we can process a lot of applications.

Jay Taylor:

What would you say, Axel, um, is a sort of a reasonable, uh, number of ounces to, to take delivery on where the cost isn't really prohibitive? I mean, do you need-

Axel Merk:

Well, we recently-

Jay Taylor:

... 1000 ounces, or?

Axel Merk:

Well, we recently had somebody... No, we recently had somebody request five ounces. Um, I usually say-

Jay Taylor:

That doesn't make a lot of sense, though, does it?

Axel Merk:

Well, I, I... Uh, we got the ou-... We got the coins, right?

Jay Taylor:

Uh-huh (affirmative).

Axel Merk:

Uh, we have access to them. Most others don't.

Jay Taylor:

Uh-huh (affirmative).

Axel Merk:

I would say about 20 ounces is probably-

Jay Taylor:

Yeah.

Axel Merk:

... where I would draw the line, personally.

Jay Taylor:

Uh-huh (affirmative). Mm-hmm (affirmative).

Axel Merk:

But, uh, we've had... We had five ounces, seven ounces, 20 ounces. Uh, 20 to 40 to 50 ounces is, is more frequent, um-

Jay Taylor:

Sure.

Axel Merk:

But, um, but we're not going to tell anybody that they shouldn't exchange five ounces.

Jay Taylor:

Sure. Yeah, just... That's a calculation that you'd make before you make the purchase or, or, or the, uh, exchange. Well, I think that's, uh, that's certainly... We're... What website should people go to, then? Is it, uh, to, to check out-

Axel Merk:

Merkgold.com, um, M-E-R-K Gold dot com is the website. It has all the information, obviously, linked to the prospectus that we encourage you to read and all that. Otherwise, it trades like the other gold ETFs.

Jay Taylor:

Yeah.

Axel Merk:

Except that we think our product is, is one that, unlike some of the other ones, actually works as designed. Um, and, uh, and, uh, it, um, it's, it's, in our view, the way that at least I'd like to hold my gold. Uh, much of it... most of it, anyway. I do have some physical gold as well.

Jay Taylor:

Mm-hmm (affirmative). Well, it's certainly a, a practical way of doing it, that's for sure. Um, especially, uh, if you live in the city and you don't have too much... too much room to store things. We don't have a big backyard here where we can hide it, so... (laughs)

Axel Merk:

(laughs) Otherwise, you need to buy the gun as well to protect it, I suppose, right?

Jay Taylor:

Yeah, exactly. All right. Thank you, uh, very much, Axel. And, uh, we'll look forward to talking to you next week to get your insights on the markets. And thank you so much for, uh, for telling us about OUNZ.

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